Summary Translation	Exhibit 4.65

  Maximum Mortgage Contract

Contract No.: 2013JIYINZUIQUANZHIZIDI13140824

Mortgagor: Ganglian Finance Leasing Co., Ltd

Mortgagee : CITIC Shijiazhuang Branch

Signing Date : September 2, 2013

Mortgage Definition:   To ensure multiple loans Party B (Pledgee) has lent to Hebei Xuhua Trading Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB120, 000,000

Mortgage Term : September 2, 2013 to February 16, 2015

Collateral: The assets account receivable Party A mortgages to Party B as Collateral are listed in Maximum Mortgage Contract (No.2013JIYINZUIQUANZHIZIDI13140824-01). The appraised value of the Collateral is RMB 1,426,744,639.05